UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2007 (December 17, 2007)

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective December 17, 2007, Cyberonics, Inc. (the “Company”) entered into an Exclusive Patent License Agreement (“Agreement”) with Ethicon Endo-Surgery, Inc. (“EES”).  The Agreement grants EES an exclusive, worldwide license, with the right to grant non-exclusive sublicenses, for a specified field of use – treatment by means of nerve stimulation for weight reduction or for hypertension or diabetes in patients having a body mass index of 25 or more – under nine United States (“US”) patents and nine US patent applications, including future related patents and international counterparts.  EES agreed to pay the Company within 15 business days from December 17, 2007 a non-refundable fee of $9.5 million, plus a royalty on future net sales of products covered by any of the subject patents.  The Company also granted EES a right of first refusal to negotiate a license, if the Company elects to offer a license, under patent rights acquired by the Company after the effective date within the specified field of use.  The parties agreed to split all future patent and patent application expenses, with the Company bearing all US expenses and EES reimbursing the Company for all international expenses.  The agreement will terminate with the expiration of the last of the subject patents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By:/s/ David S. Wise
Name: David S. Wise
Title: Secretary

December 19, 2007